Sooner Holdings Inc. Reports Results for 2010 and the First Quarter of 2011

Announces 55.8% Increase in Revenues to $33.1 Million and 90.4% Increase in Net Income to $5.8 Million for 2010

Achieves 73.4% Increase in Revenues to $7.2 Million and 63.8% Increase in Net Income to $1.0 Million for the First Quarter of 2011

NEW YORK AND SHISHI, China, May 17, 2011 /PRNewswire-Asia/ -- Soon Holdings Inc. (OTCBB: SOON), a Fujian-based manufacturer and distributor of synthetic polyurethane synthetic leather (PU leather) for the shoe industry in China, today announced financial results for 2010 and the first quarter of 2011:

Full Year 2010 Highlights

•	Revenues increased 55.8% to $33.1 million compared to $21.2 million for 2009

•	Gross profit increased 76.3% to $8.3 million versus $4.7 million for 2009

•	Operating income increased 91.5% to $7.2 million versus $3.8 million for 2009

•	Net income for 2010 increased 90.4% to $5.8 million versus $3.0 million for 2009

First Quarter 2011 Highlights

•	Revenues increased 73.4% to $7.2 million compared to $4.2 million for Q1 2010

•	Gross profit increased 67.9% to $1.7 million versus $1.0 million for Q1 2010

•	Operating income increased 88.7% to $1.5 million versus $0.77 million Q1 2010

•	Net income for increased 63.8% to $0.95 million versus $0.58 million for Q1 2010

Ang Kang Han, Chairman and President, commented, "We are pleased to report that we experienced strong growth in our business throughout 2010 that continued into the first quarter of 2011. Insufficient local supply of PU leather and the high grade characteristics of our synthetic leather are driving demand for our products. With our headquarters in Shishi, Fujian, we are strategically located in close proximity to one of the largest PU leather markets in China with over 3,000 shoe manufacturers producing over one billion pairs of shoes annually. In this market, local demand far outstrips supply and we believe we are extremely well positioned with strong brand recognition and established long-term distributor relationships."

Mr. Han continued, "We have built a very efficient and scalable operation. We operate a 66,700 square meter factory consisting of five PU leather production lines with capacity to annually produce over 12 million meters of PU leather. In addition, we are constructing a new facility in San Ming that we expect to commence operation by the second half of 2011. This new facility will increase our capacity by more than 80% and will enable us to produce an additional 10 million meters of PU leather per year. We currently operate our own resin plant, base cloth production line and PU leather plant, which lowers our costs and enables us to customize products to meet the needs of high-end customers. We are also focusing heavily on R&D including development of new formulas that exceed industry standards for peel strength, water repellent properties and tear strength."

Mr. Han concluded, "Looking ahead, our strategy is to capture market share as one of only a few fully integrated companies in Fujian by the end of 2011. Our focus is on increasing higher margin direct-to-customer sales, entering new regional markets in China, such as Hunan and Jiangxi Provinces, and increasing our presence in high-end overseas markets including Europe and America. While our primary focus is generating strong free cash flow to internally fund our organic growth, we are also considering opportunistically pursuing strategic and accretive acquisitions within this highly fragmented market. Overall, we are extremely encouraged by both the near-term and long-term outlook for the business, and believe our ability to increase net income by more than 90% in 2010 year illustrates our ability to generate meaningful value for shareholders."

About Sooner Holdings Inc.

Sooner Holdings Inc., located in Fujian province, is a leading producer of synthetic polyurethane leather ("PU leather") for the shoe industry in China. The Company's primary business is to design, manufacture and distribute PU leather. The Company also manufactures flip-flops and slippers for sale in China and abroad. For its high performance series, the Company uses high-density nonwoven fabric as base cloth because of its superior hydrolysis resistance, peel and tear strength, durability and air and moisture permeability. High performance PU leather is mainly used to make high-grade athletic shoes. The Company is located in ShiShi City, Fujian, close to Quanzhou — China's largest production base for sports shoes, sneakers and casual shoes. In this one region alone, there are more than 3,000 shoe manufacturers producing over 1 billion shoes annually located in close proximity.

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements include, but are not limited to, that the our operations are efficient and scalable, that we will be able to produce 10 million meters of PU leather at our the new facility, that we will be able to find and consummate strategic and accretive acquisitions and that our net income will increase by 90% this year. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:
Michael Woo
Email: Michael@China-wintop.com
IR Contact:
Crescendo Communications, LLC
David Waldman or Vivian Huo
Tel: (212) 671-1020
Email: soon@crescendo-ir.com

– financial tables follow –

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash	$1,084,204	$1,619,559
Restricted cash	137,688	486,164
Accounts receivable	6,171,639	680,991
Prepaid expenses and current assets	555,283	275,529
Related party receivable	1,334,545	643,882
Inventories	6,968,039	5,262,099

Total current assets	16,251,398	8,968,224

Deposit for construction in progress	8,074,441	0
Plant and equipment, net	11,589,924	10,757,954
Land use rights, net	1,793,496	883,442
Long-term investment	151,722	146,259

Total assets	$37,860,981	$20,755,879

LIABILITIES AND EQUITY

Liabilities:
Short-term loans and notes payable	$11,586,254	$6,966,302
Related party payable	198,756	1,001,782
Accounts payable and accrued expenses	2,447,151	1,251,096
Customer deposits	925,352	774,412
Tax payable	1,814,856	329,110

Total liabilities	16,972,369	10,322,702

Equity:
Owner's capital	9,113,759	4,999,603
Capital surplus	27,344	27,344
Retained earnings	10,607,267	4,804,412
Accumulated other comprehensive income	1,140,242	601,818

Total equity	20,888,612	10,433,177

Total liabilities and equity	$37,860,981	$20,755,879

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2010	2009

Revenues	$33,062,267	$21,223,079

Cost of revenues	24,718,136	16,490,716

Gross profit	8,344,131	4,732,363

Operating expenses:
Selling	510,366	348,500
General and administrative	617,383	614,992

Total operating expenses	1,127,749	963,492

Income from operations	7,216,382	3,768,871

Other income (expense):
Interest expense and bank fees	(582,447)	(383,238)
Foreign exchange transaction loss	(21,509)	(5,801)
Other income (expense), net	20,676	121,120

Total other income (expense)	(583,280)	(267,919)

Income before provision for income taxes	6,633,102	3,500,952

Provision for income taxes	830,247	453,703

Net income	$5,802,855	$3,047,249

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
____________

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash	$403,813	$1,084,204
Restricted cash	212,974	137,688
Accounts receivable	5,112,034	6,171,639
Prepaid expenses and other current assets	1,733,733	555,283
Related party receivable	-	1,334,545
Inventories	6,959,520	6,968,039

Total current assets	14,422,074	16,251,398

Deposit for construction in progress	13,343,084	8,074,441
Plant and equipment, net	12,721,385	11,589,924
Land use rights, net	1,794,032	1,793,496
Long-term investment	152,669	151,722

Total assets	$42,433,244	$37,860,981

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Short-term loans and notes payable	$12,570,800	$11,586,254
Related party payable	1,035,099	198,756
Accounts payable and other liabilities	3,117,155	2,447,151
Customer deposits	1,042,961	925,352
Tax payable	2,241,135	1,814,856

Total liabilities	20,007,150	16,972,369

Stockholders' equity:
Preferred stock, Series A, $0.0001 par value; 10,000,000 shares
authorized; 19,200 shares issued and outstanding	2	-
Common stock, $0.001 par value; 100,000,000 shares
authorized; 14,632,553 and 12,688,016 shares issued and outstanding
March 31, 2011 and December 31, 2010, respectively.	14,633	12,688
Additional paid-in capital	9,576,438	9,128,415
Retained earnings	11,559,855	10,607,267
Accumulated other comprehensive income	1,275,166	1,140,242

Total stockholders' equity	22,426,094	20,888,612

Total liabilities and stockholders' equity	$42,433,244	$37,860,981

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________

	Three Months Ended
	March 31,
	2011	2010

Revenues	$7,209,831	$4,159,115

Cost of revenues	5,532,814	3,160,520

Gross profit	1,677,017	998,595

Operating expenses:
Selling	85,400	120,169
General and administrative	139,962	109,077

Total operating expenses	225,362	229,246

Income from operations	1,451,655	769,349

Other income (expense):
Interest expense and bank fees, net	(184,892)	(106,100)
Foreign exchange transaction loss	(4,044)	-
Subsidy income	38,044	-
Other income (expense), net	(44)	1,213

Total other income (expense), net	(150,936)	(104,887)

Income before provision for income taxes	1,300,719	664,462

Provision for income taxes	348,131	83,058

Net income	$952,588	$581,404